Exhibit 99.1

Anworth Announces First Quarter 2009 Financial Results

First Quarter 2009 Highlights:

  Anworth earned $29.3 million in Core Earnings, or $0.30 per share, a 24% increase over the fourth quarter of 2008
  Book value per share increased to $6.66 at March 31, 2009, from $5.61 at December 31, 2008
  Leverage ratio decreased to 6.1x from 7.5x at December 31, 2008
  Series B Preferred Stock conversion rate will increase to 2.9075 shares of common stock from 2.7865 shares

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 29, 2009--Anworth Mortgage Asset Corporation (NYSE: ANH) reported today Core Earnings available to common stockholders of $29.3 million, or $0.30 per share, for the quarter ended March 31, 2009, consisting primarily of $30.8 million of net income less $1.5 million of dividends paid to our preferred stockholders. This compares to Core Earnings of $23.6 million for the quarter ended December 31, 2008, or $0.26 per diluted earnings per share after exclusions. “Core Earnings” represents a non-GAAP financial measure which we define as GAAP net income excluding any impairment losses or recoveries.

Our investments consist primarily of agency mortgage-backed securities, or Agency MBS, which constituted 99.9% of our portfolio at March 31, 2009.

At March 31, 2009, our Agency MBS portfolio at fair value was approximately $5.6 billion and was allocated as follows: approximately 16% agency adjustable-rate MBS; approximately 66% agency hybrid adjustable-rate MBS; approximately 18% agency fixed-rate MBS; and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs.

At March 31, 2009, the current yield on our Agency MBS portfolio was 5.40%, based on a weighted average coupon of 5.47% divided by the average amortized cost of 101.36%, as compared with a yield of 5.47% at December 31, 2008, based on a weighted average coupon of 5.54% divided by the average amortized cost of 101.22%. During the quarter ended March 31, 2009, the unamortized premium was $71.5 million, or 1.3% of the par value, as compared with $63 million, or 1.2% of the par value, during the quarter ended December 31, 2008. During the quarter ended March 31, 2009, the expense of amortizing the agency securities premium was approximately $4.5 million, as compared with $1.9 million during the quarter ended December 31, 2008.

During the quarter ended March 31, 2009, the fair value of our Non-Agency MBS portfolio declined to approximately $6.7 million from a fair value of approximately $7.3 million at December 31, 2008.

During the quarter ended March 31, 2009, the constant prepayment rate, or CPR, of our Agency MBS and Non-Agency MBS was approximately 15% and the CPR of our adjustable-rate and hybrid adjustable-rate Agency MBS was 14%. For our Agency MBS and Non-Agency MBS adjustable-rate and hybrid mortgage assets, the weighted average term to the next interest rate reset date was 29 months.

At March 31, 2009, the outstanding repurchase agreement balance was $4.79 billion with an average interest rate of 0.92% and an average maturity of 38 days. After adjusting for interest rate swap transactions, the average interest rate was 2.56% and the average maturity was 370 days. At March 31, 2009, Agency MBS with a fair value of $5.25 billion had been pledged under the repurchase agreements. At December 31, 2008, the outstanding repurchase agreement balance was $4.66 billion with an average interest rate of 2.07% and an average maturity of 34 days. After adjusting for interest rate swap transactions, the average interest rate was 3.25% and the average maturity was 422 days. At December 31, 2008, Agency MBS with a fair value of $5.2 billion had been pledged under the repurchase agreements.

At March 31, 2009, our Agency MBS portfolio of $5.6 billion was financed with $4.79 billion of repurchase agreements, resulting in a leverage multiple of 6.1x, as compared with a leverage multiple of 7.5x at December 31, 2008. The leverage multiple is based on total stockholder’s equity plus the Series B Preferred Stock and the junior subordinated notes.

At March 31, 2009, we had interest rate swap agreements with a notional amount of $2.58 billion, which represents approximately 54% of our outstanding repurchase agreements, as compared with interest rate swap agreements with a notional amount of $2.68 billion, which represented approximately 57% of our outstanding repurchase agreements, at December 31, 2008.

During the quarter ended March 31, 2009 and relative to average earning assets, interest income earned was 5.29%, amortization of premium was 0.33% and the average cost of funds on repurchase agreements and derivative instruments was 2.79%, resulting in a net interest rate spread of 2.17%. During the quarter ended December 31, 2008 and relative to average earning assets, interest income earned was 5.38%, amortization of premium was 0.14% and the average cost of funds on repurchase agreements and derivative instruments was 3.51%, resulting in a net interest rate spread of 1.73%.

At March 31, 2009, stockholders’ equity available to common stockholders of Anworth was approximately $668.7 million, or $6.66 per share, based on 100.4 million shares of common stock outstanding at quarter end. The $668.7 million equals total stockholders’ equity of $717.6 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $30.1 million and the proceeds from its sale of $28.1 million.

On April 13, 2009, our board of directors declared a quarterly common stock dividend of $0.30 per share, which is payable on May 19, 2009 to our holders of record of common stock as of the close of business on April 30, 2009. When we pay a cash dividend during any quarterly fiscal period to our common stockholders in an amount that results in an annualized common stock dividend yield greater than 6.25% (the dividend yield on our Series B Preferred Stock), the conversion rate on our Series B Preferred Stock is adjusted based on a formula specified in the Series B Preferred Stock prospectus supplement (and also available on the “Stock Information” page of our web site at http://www.anworth.com). As a result of this dividend, the conversion rate will increase on May 1, 2009 from 2.7865 shares of our common stock to 2.9075 shares of our common stock.

The Company will host a conference call at 5:00 p.m. Eastern Time on April 29, 2009 to discuss first quarter 2009 results. The dial-in number for the conference call is 800-573-4754 for U.S. and Canadian callers (international callers should dial 617-224-4325) and the passcode is 81441766. Replays of the call will be available for a 7-day period commencing at 7:00 PM Eastern Time. The dial-in number for the replay is 888-286-8010 for U.S. and Canadian callers (international callers should dial 617-801-6888) and the passcode is 95330414. The conference call will also be webcast over the Internet, which can be accessed on Anworth’s web site at http://www.anworth.com through the corresponding link located on the home page.

Investors interested in participating in Anworth’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) or receiving a copy of the Plan’s prospectus may do so by contacting the Plan Administrator, American Stock Transfer & Trust Company, at 877-248-6410. For more information about the Plan, interested investors may also visit the Plan Administrator’s website at http://www.investpower.com or the Company’s website at http://www.anworth.com.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by U.S. Government-sponsored agencies, such as Fannie Mae, Freddie Mac or Ginnie Mae. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)

	March 31,	December 31,
	2009	2008
	(unaudited)

ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$5,253,369	$5,164,178
Agency MBS at fair value	340,813	137,966
Paydowns receivable	7,844	5,296
	5,602,026	5,307,440
Non-Agency MBS:
Non-Agency MBS at fair value	6,653	7,337
Cash and cash equivalents	85,603	131,970
Interest and dividends receivable	26,669	26,081
Prepaid expenses and other	4,703	4,314
	$5,725,654	$5,477,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued interest payable	$26,096	$26,268
Repurchase agreements	4,785,000	4,665,000
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	127,451	138,592
Dividends payable on Series A Preferred Stock	1,011	1,011
Dividends payable on Series B Preferred Stock	471	471
Dividends payable on common stock	-	23,445
Accrued expenses and other	2,510	675
	$4,979,919	$4,892,842

Series B Cumulative Convertible Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($30,138 and $30,138, respectively); 1,206 and 1,206 shares issued and outstanding at March 31, 2009	$28,096	$28,096

Stockholders' Equity:

Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 200,000 shares, 100,396 and 90,462 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	1,004	905
Additional paid-in capital	908,898	851,588
Accumulated other comprehensive loss consisting of unrealized losses and gains	(27,173)	(101,940)
Accumulated deficit	(210,487)	(239,746)
	$717,639	$556,204
	$5,725,654	$5,477,142

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except for per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2009	2008

Net income:
Interest on Agency MBS	$66,895	$67,579
Interest on Non-Agency MBS	75	420
Other income	46	402
	67,016	68,401
Interest expense:
Interest expense on repurchase agreements	32,038	48,395
Interest expense on junior subordinated notes	455	695
	32,493	49,090
Net interest income	34,523	19,311
Net gain (loss) on derivative instruments	107	(280)
Expenses:
Compensation and benefits	(3,062)	(1,691)
Other expenses	(827)	(775)
Total expenses	(3,889)	(2,466)
Income from continuing operations	30,741	16,565
Income from discontinued operations	-	12
Net income	$30,741	$16,577
Dividend on Series A Cumulative Preferred Stock	(1,011)	(1,011)
Dividend on Series B Cumulative Convertible Preferred Stock	(471)	(471)
Net income to common stockholders	$29,259	$15,095
Basic earnings per common share:
Continuing operations	$0.30	$0.22
Discontinued operations	-	-
Total basic earnings per common share	$0.30	$0.22
Diluted earnings per common share:
Continuing operations	$0.30	$0.21
Discontinued operations	-	-
Total diluted earnings per common share	$0.30	$0.21
Basic weighted average number of shares outstanding	95,974	69,708
Diluted weighted average number of shares outstanding	99,333	72,581

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
310-255-4438 or 310-255-4493
jhillman@anworth.com
http://www.anworth.com